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Exhibit 23.3

[FINANCIAL STRATEGIES CONSULTING GROUP, LLC LETTERHEAD]

August 24, 2007

Mr. Alexander Hansen
Chief Financial Officer
Internet Brands, Inc.
909 North Sepulveda Blvd.
11th Floor
El Segundo, CA 90245

Re:
Written consent to reference Financial Strategies Consulting Group, LLC valuation in Form S-1 filing of Internet Brands, Inc.

Dear Mr. Hansen:

        We hereby consent to the inclusion in the registration statement on Form S-1 of Internet Brands, Inc. (formerly CarsDirect.com, Inc.) for the registration of shares of its common stock and any amendments thereto (the "Registration Statement") of references to our reports relating to the valuation of the common equity of Internet Brands, Inc. and to references to our firm's name therein.

        In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The analyses and conclusions should not be construed, in whole or in part, as investment advice by anyone.

Sincerely,

Financial Strategies Consulting Group, LLC

By:	/s/ GREGORY S. ANSEL Gregory S. Ansel Principal

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  Exhibit 23.3